Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of NeuBase Therapeutics, Inc. on Form S-8 of our report dated December 23, 2021, with respect to our audits of the consolidated financial statements of NeuBase Therapeutics, Inc. as of September 30, 2021 and 2020, and for the years ended September 30, 2021 and 2020 appearing in the Annual Report on Form 10-K of NeuBase Therapeutics, Inc. for the year ended September 30, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

April 8, 2022